UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38122	30-0971238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas
39th Floor
New York , NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2023, Safehold Operating Partnership LP (the “Operating Partnership”) entered into an unsecured revolving loan agreement with JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto (the “New Credit Agreement”). Pursuant to the New Credit Agreement, Safehold Inc. (the “Company”) gave a guaranty pursuant to which it has absolutely and unconditionally guaranteed the payment and performance of the obligations of the Operating Partnership under the New Credit Agreement as and when due and payable.

The New Credit Agreement provides for $500 million of revolving loan commitments available for working capital and general corporate purposes with a maturity date of July 31, 2025. The New Credit Agreement also includes an accordion feature to increase the revolving commitments or add one or more tranches of term loans up to an aggregate amount of $200 million, subject to obtaining lender commitments and the satisfaction of certain customary conditions.

The New Credit Agreement provides that the revolving loans will bear interest, at the Operating Partnership’s option, at the rate of (x) the term SOFR rate plus a spread adjustment of 0.10% plus an applicable margin ranging from 0.900% to 1.450% depending on the Operating Partnership’s credit rating, (y) the daily simple SOFR rate plus a spread adjustment of 0.10% plus an applicable margin ranging from 0.900% to 1.450% depending on the Operating Partnership’s credit rating or (z) the base rate plus an applicable margin ranging from 0.000% to 0.450% depending on the Operating Partnership’s credit rating.

The Company is required to comply with the following financial covenants under the New Credit Agreement:

•	Ratio of Consolidated EBITDA to annualized fixed charges not less than 1.15:1.00; and

•	Ratio of total unencumbered assets to total unsecured debt not less than 1.33:1.00.

The New Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the Operating Partnership’s ability to (or permit certain subsidiaries to), subject to various exceptions and limitations, incur indebtedness and liens, make investments, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate the Operating Partnership’s debt obligations.

The foregoing summary of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

On January 9, 2023, the Operating Partnership entered into a second amendment (the “Amendment”) to the Credit Agreement, dated as of March 31, 2021 (as amended by the first amendment dated as of December 15, 2021), by and among the Operating Partnership, as borrower, the Company, as guarantor, JPMorgan Chase Bank, N.A, as administrative agent, and certain other financial institutions party thereto (the “Existing Credit Agreement”).

The Amendment amends the Existing Credit Agreement, to, among other things, (1) establish customary SOFR provisions (which replaced the LIBOR provisions set forth in the Existing Credit Agreement) and provide that the existing revolving loans will bear interest, at the Operating Partnership’s option, at the rate of (x) the term SOFR rate plus a spread adjustment of 0.10% plus an applicable margin ranging from 0.900% to 1.450% depending on the Operating Partnership’s credit rating, (y) the daily simple SOFR rate plus a spread adjustment of 0.10% plus an applicable margin ranging from 0.900% to 1.450% depending on the Operating Partnership’s credit rating or (z) the base rate plus an applicable margin ranging from 0.000% to 0.450% depending on the Operating Partnership’s credit rating and (2) modify certain definitions and covenants set forth in the Existing Credit Agreement to align with those set forth in the New Credit Agreement.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1         Credit Agreement, dated as of January 9, 2023, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto as lenders, agents, arrangers and bookrunners.

Exhibit 10.2         Second Amendment the Credit Agreement, dated as of January 9, 2023, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A, as administrative agent, and certain other financial institutions party thereto as lenders, arrangers and bookrunners.

Exhibit 99.1         Press Release dated January 9, 2023.

Exhibit 104          Cover Page Interactive File (the cover page tags are embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Safehold Inc.

Date:	January 9, 2023	By:	/s/ BRETT ASNAS
Brett Asnas Chief Financial Officer